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                                                                   EXHIBIT 10.12

            ADVERSE DEVELOPMENT EXCESS OF LOSS REINSURANCE AGREEMENT
                  (HEREINAFTER REFERRED TO AS THE "AGREEMENT")

                                     between

                  LUMBERMENS MUTUAL CASUALTY COMPANY (ILLINOIS)

                  (hereinafter referred to as the "Reinsurer")

                                       and

                  KEMPER EMPLOYERS INSURANCE COMPANY (ILLINOIS)

                   (hereinafter referred to as the "Reinsured)

                                    RECITALS

      WHEREAS, Kemper Employers Group, Inc., Lumbermens Mutual Casualty Company, Eagle Pacific Insurance Company, Pacific Eagle Insurance Company and Insurance Holdings, Inc., a Delaware corporation ("Holdings"), have entered into a Purchase Agreement dated July 14, 2003 (as amended, the "Purchase Agreement") whereby, concurrently with the execution of this Agreement, Holdings will have acquired 100% of the stock of the Reinsured from Kemper Employers Group, Inc.;

      WHEREAS, in connection with the acquisition of the Reinsured by Holdings, the parties desire that the Reinsurer indemnify the Reinsured in the event of adverse development of the reserves stated in the Reinsured's balance sheet as of the Closing Date (as defined in the Purchase Agreement), or, in the alternative, that the Reinsured will share with the Reinsurer any positive development of those reserves; and

      WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the parties to consummate the transactions contemplated by the Purchase Agreement.

      NOW, THEREFORE, in consideration of the mutual agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                      TERM

      This Agreement shall commence and become effective as of 12:01 a.m. Pacific Time on the Closing Date (the "Effective Time") and shall continue, unless and until terminated in accordance with Article XIV hereof.

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                                   ARTICLE II
                                   DEFINITIONS

      In addition to the terms otherwise defined in this Agreement, the following terms have the meanings set forth below:

"Actual Loss Result" shall have the meaning set forth in Article IV hereof.

"Aggregate Net Loss" means the amount, if any, by which the Actual Loss Result exceeds the Initial Loss Reserves at December 31, 2011.

"Aggregate Net Gain" means the amount, if any, by which the Initial Loss Reserves exceed the Actual Loss Result at December 31, 2011.

"Effective Time" shall have the meaning set forth in Article I hereof.

"Estimated Closing Date Financial Statements" means the Closing Date financial statements prepared by Sellers pursuant to Section 4.1 of the Purchase Agreement for purposes of calculating the Estimated Book Value (as defined in the Purchase Agreement).

"Excess Policy Liabilities" means any amounts payable in excess of the policy limit of the Policies as a result of alleged or actual negligence in failing to settle or rejecting a settlement within the policy limit, in the preparation of the defense, in the trial of any action against the insured or reinsured, or in the preparation of or prosecution of an appeal consequent upon such action.

"Extra Contractual Obligations" means those liabilities and obligations that are outside the provisions of the Policies, including punitive or exemplary damages, fines, penalties, or any other liabilities, that arise from the handling of any claim under the Policies.

"Final Adjustment Report" means the Adjustment Report and supporting work papers, including the Closing Date financial statements of KEIC, contemplated by
Section 4.4 of the Purchase Agreement which have become final and conclusive as provided in Section 4.4 of the Purchase Agreement.

"Initial Loss Reserves" means the amount of reserves recorded on the books of the Reinsured as of Closing Date, as reflected in the Final Adjustment Report (which, for the avoidance of doubt, shall give effect to all post-closing adjustments contemplated by the Purchase Agreement and give effect to the Commutation Agreement of even date herewith between the Reinsured and the Reinsurer), on account of the Reinsured's actual or potential obligations under the Policies for (i) Losses, including incurred but not yet reported; and (ii) Loss Adjustment Expenses; net of (y) recoveries, salvages, and subrogations and
(z) valid and collectible inuring reinsurance with respect to the Policies; provided, however, that until such time as the Final Adjustment Report has been determined, "Initial Loss Reserves" shall be calculated based on the Estimated Closing Date Financial Statements.

"Loss Adjustment Expenses" means all allocated and unallocated loss adjustment expenses incurred with respect to the investigation, adjustment, negotiation, settlement, or defense of a claim or loss under the Policies or the protection of subrogation rights with respect thereto.

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"Losses" means any and all amounts paid or payable, and any and all obligations or liabilities incurred, under the terms of the Policies, including Excess Policy Liabilities and Extra Contractual Obligation.

"Policies" means all policies, binders, certificates, cover notes, endorsements, facilities, treaties and other contracts of insurance or reinsurance underwritten, issued, or entered into by the Reinsured (as the issuing company) at or prior to the Effective Time.

"Subsequent Loss Reserves" shall have the meaning set forth in Article IV hereof.

                                   ARTICLE III
                                REINSURING CLAUSE

A. Subject to the terms and conditions of this Agreement, the Reinsurer hereby assumes and agrees to indemnify the Reinsured for 100% of any Aggregate Net Loss. There shall be no limit to the liability assumed by the Reinsurer hereunder.

B. Subject to the terms and conditions of this Agreement, the Reinsured hereby agrees to pay to the Reinsurer 100% of any Aggregate Net Gain.

                                   ARTICLE IV
                             AGGREGATE NET LOSS/GAIN

A. The Aggregate Net Loss or Aggregate Net Gain is intended to represent the difference between the Actual Loss Result and the Initial Reserve. The Actual Loss Result shall be calculated as follows:

      (a) the total amount that the Reinsured has paid from the Closing Date to and including December 31, 2011 in connection with the Policies for any reason whatsoever, including (i) Losses and (ii) Loss Adjustment Expenses, net of (y) recoveries, salvages, and subrogations actually received prior to such date and (z) reinsurance with respect to the Policies actually collected or then required to be paid by the applicable reinsurer and deemed admissible on such date; plus

      (b) the amount recorded on the Reinsured's books as of December 31, 2011 for the Reinsured's actual or potential loss obligation on the Policies (the "Subsequent Loss Reserves"), including reserves for (i) losses incurred but not yet reported and (ii) loss adjustment expenses and for future loss development calculated in accordance with statutory accounting principles and practices prescribed or permitted by the Illinois Department of Insurance, net of, without duplication, (y) recoveries, salvages, and subrogations recorded on the Reinsured's books as of December 31, 2011 and (z) reinsurance with respect to the Policies deemed admissible as of December 31, 2011; minus

      (c) the total amount of Interim Excess Loss paid by the Reinsurer pursuant to paragraph B of this Article IV.

For purposes of this Agreement, "deemed admissible" shall mean that the applicable reinsurance amount is capable of being recorded on the Reinsured's books in accordance with statutory

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accounting principles for the State in which the Reinsured is domiciled. In the event any reinsurance with respect to the Policies is excluded from the calculations set forth above on the ground that it is not "deemed admissible," the Reinsured shall forward any applicable amounts that it subsequently collects under such reinsurance to the Reinsurer.

B.    In the event that any of the quarterly loss reports submitted pursuant to
Article VI below shows that the amount that the Reinsured has paid after the Closing Date for Losses and Loss Adjustment Expenses as of the end of the quarter reported in such quarterly report, net of (x) amounts previously paid by the Reinsurer pursuant to this paragraph, (y) recoveries, salvages, and subrogations recorded on or prior to such date and (z) reinsurance with respect to the Policies actually collected or then required to be paid by the applicable reinsurer and deemed collectible on such date (the "Interim Actual Loss"), exceeds the Initial Reserves, the Reinsurer shall, within thirty (30) days after receipt of the quarterly loss report, pay to the Reinsured the amount by which the Interim Actual Loss exceeds the Initial Reserves (the "Interim Excess Loss") less the amount of any portion of the Interim Excess Loss previously paid to the Reinsured pursuant to this paragraph B.

C. Not later than March 31, 2012, the Reinsured shall furnish the Reinsurer a final report showing the total Actual Loss Result incurred between the Closing Date and December 31, 2011, the Subsequent Loss Reserves, the Aggregate Net Loss or Aggregate Net Gain, as applicable, and the total amounts due under this Agreement. The Reinsured or Reinsurer, as applicable, shall pay any amounts due to the other party within sixty (60) days following delivery of the final report. All payments between the Reinsured and the Reinsurer shall be made in cash or its equivalent.

D. The Reinsurer shall have the right to review the Reinsured's determination of the Subsequent Loss Reserves. If the Reinsurer does not agree with the Reinsured's determination, and if the difference is irreconcilable between the parties, the difference shall be referred to an independent actuarial firm to be agreed upon by the parties. To the extent that the parties fail to agree on an independent actuarial firm, they may agree to settle any difference by using a panel of three actuaries, one to be chosen by each party and the third by the two so chosen. Each actuary shall be required to provide its best estimate of the Subsequent Loss Reserves, and the determinations of the three actuaries shall be averaged and the result shall be final and binding on the parties hereto. The cost of any independent actuarial firm or firms shall be shared equally by the Reinsurer and the Reinsured.

                                    ARTICLE V
                           CLAIMS AND LOSS SETTLEMENTS

      Except as provided herein, the parties hereto agree that the Reinsured shall have the sole right and responsibility to handle, adjust, settle, and defend all claims arising with respect to the Polices. The Reinsured's good faith determinations with respect to the Reinsured's obligation and liability under any Policy and the settlement of any claim under any Policy shall be binding on the Reinsurer. The Reinsurer shall, upon written request, be afforded the opportunity to be associated with the Reinsured, at the Reinsurer's expense, in the defense of any claim or suit or proceeding involving the reinsurance provided hereunder, and the Reinsurer shall cooperate in every respect in the defense of such claim, suit, or proceeding. The Reinsurer also acknowledges

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and agrees that the Reinsured may, at the Reinsured's discretion, delegate all or any portion of its claims handling and settlement duties to an affiliate or a third party.

                                   ARTICLE VI
                                     REPORTS

A. The Reinsured shall, within forty-five (45) days after the end of each calendar quarter during the term of this Agreement, provide a quarterly loss report to the Reinsurer in a format that is mutually acceptable to the Reinsured and the Reinsurer, but in any event which shall contain all information as shall be required to permit the Reinsurer to meet its statutory reporting obligations, including the following information:

      (1) The amount of Losses and Loss Adjustment Expenses paid by the Reinsured during that calendar quarter;

      (2) The amount of the reserves of the Reinsured at the end of that calendar quarter on account of its obligations under the Policies for Losses and Loss Adjustment Expenses;

      (3) The amount of the reinsurance then maintained by the Reinsured that is deemed admissible at the end of that calendar quarter; and

      (4) All salvage, recoveries, payments, and reversals or reductions of verdicts in connection with the Policies, the cost of obtaining such salvage, recoveries, payments, and reversals or reductions of verdicts, and amounts actually recovered under inuring reinsurance.

B. Not later than March 31 of each year up to and including 2012, the Reinsured shall provide the Reinsurer with a report of the amount of the reserves recorded on the Reinsured's books on account of its obligations under the Policies for Losses and Loss Adjustment Expenses, as of December 31 of the previous year.

                                   ARTICLE VII
                                      TRUST

A     The Reinsurer shall, on or before the Effective Date, place assets in an amount equal to 10% of the Initial Loss Reserves into a separate trust for the benefit of the Reinsured (the "Trust Account") pursuant to a trust agreement in the form attached hereto as Exhibit A (the "Trust Agreement") with a trustee acceptable to the Reinsured. The balance of the Trust Account shall thereafter be increased within ten (10) business days following the delivery of each quarterly report provided under Article VI, to an amount equal to one hundred two percent (102%) of the Reinsurer's obligations under this Agreement (calculated as of such date based on the applicable quarterly report provided to the Reinsurer pursuant to Article VI of this Agreement), but in no event shall the fair market value of the assets in the Trust Account be less than ten percent (10%) of the Initial Loss Reserves.

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B.    Before depositing assets into the Trust Account, the Reinsurer shall execute assignments or endorsements in blank or transfer legal title to the trustee of the Trust Account of all securities or other property standing in the Reinsurer's name which are delivered to Trustee to form a part of the Trust Account, so that, whenever necessary, the Reinsured, or the trustee of the Trust Account upon the direction of the Reinsured, can renegotiate these assets without consent or signature from the Reinsurer or any other entity .

C. The Reinsurer agrees that the assets deposited in the Trust Account shall be valued at their fair market value and shall consist only of cash, certificates of deposit issued by a United States bank and payable in United States legal tender, and investments of the types permitted by the Illinois Insurance Code, provided that the investments may not be issued by an institution that is the parent, subsidiary or affiliate of either the Reinsurer or the Reinsured.

D. The assets in the Trust Account may be withdrawn by the Reinsured at any time, notwithstanding any other provisions in this Agreement, provided the assets are withdrawn by the Reinsured and utilized and applied by the Reinsured (or any successor of the Reinsured by operation of law, including any liquidator, rehabilitator, receiver, or conservator of the Reinsured) only to reimburse the Reinsured for the Reinsurer's obligation for Aggregate Net Loss or Interim Excess Loss under this Agreement that has not otherwise been paid by the Reinsurer when due;

E. Commencing twenty-four (24) months after the Effective Time, the Reinsurer may withdraw amounts held in the Trust Account to the extent the value of the assets in the Trust Account exceeds one hundred two percent (102%) of the amount required to fund the Reinsurer's obligations under Article IV.A. of this Agreement, as calculated as of such date (assuming that such date were substituted for December 31, 2011 throughout Article IV.A.) based on the applicable quarterly report provided to the Reinsurer pursuant to Article VI of this Agreement, provided, however, that in no event shall the fair market value of the assets in the Trust Account be less than ten percent (10%) of the Initial Loss Reserves.

                                  ARTICLE VIII
                          ERRORS, OMISSIONS, OR DELAYS

      Any inadvertent error, omission, or delay in complying with the terms and conditions of this Agreement shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission, or error is rectified promptly upon discovery.

                                   ARTICLE IX
                                   INSPECTION

      The Reinsurer and Reinsured and their respective authorized representatives shall have the right to inspect, at all reasonable times, all books, records, and papers of the other party in connection with the reinsurance hereunder or any claims in connection herewith.

                                    ARTICLE X
                             CREDIT FOR REINSURANCE

      In the event that the Reinsured is at any time unable to receive credit for the reinsurance provided hereunder pursuant to statutory accounting principles and rules applicable to the

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Reinsured by its domiciliary insurance regulator, the Reinsurer shall, upon the request of the Reinsured, enter into one or more customary credit for reinsurance arrangements. The Reinsurer shall have the right, in its sole discretion, to choose the credit for reinsurance arrangement used, provided that such arrangement or arrangements provide the Reinsured with full reinsurance credit for the reinsurance being provided hereunder and such arrangement or arrangements can be implemented promptly. Any such arrangement shall be in accordance with customary terms and conditions, subject to the requirements of applicable law.

                                   ARTICLE XI
                                   INSOLVENCY

      In the event of insolvency and the appointment of a conservator, liquidator, or statutory successor of the Reinsured, the portion of any risk or obligation assumed by the Reinsured shall be payable to the conservator, liquidator, or statutory successor on the basis of claims allowed against the insolvent company by any court of competent jurisdiction or by any conservator, liquidator, or statutory successor of the Reinsured having authority to allow such claims, without diminution because of that insolvency, or because the conservator, liquidator, or statutory successor has failed to pay all or a portion of any claims. The conservator, liquidator, or statutory successor of the Reinsured shall provide written notice of the pendency of a claim against the Reinsured, within a reasonable time after such claim is filed, indicating the policy or bond reinsured, and the Reinsurer may interpose, at its own expense in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Reinsured or its conservator, liquidator, or statutory successor. The expense thus incurred by the Reinsurer shall be payable subject to court approval out of the estate of the insolvent Reinsured as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit which may accrue to the Reinsured in conservation or liquidation, solely as a result of the defense undertaken by the Reinsurer.

                                   ARTICLE XII
                                   TERMINATION

      This Agreement may be commuted or terminated, in whole or in part, only by the mutual written agreement of both the Reinsured and the Reinsurer, except that this Agreement shall terminate upon the final settlement of all payment obligations between the parties pursuant to Article III.

                                  ARTICLE XIII
                                     NOTICE

      All notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be delivered in person or delivered by facsimile transmission (with a copy also sent by another means herein provided for) or a nationally recognized overnight carrier service or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

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      Lumbermens Mutual Casualty Company
      1 Kemper Drive
      Long Grove, Illinois 60049
      Attn: General Counsel
      Fax: (847) 320-4202

      Kemper Employers Insurance Company
      c/o SeaBright Insurance Holdings, Inc.
      2101 4th Avenue, Suite 1600
      Seattle, Washington 98121
      Attn: President
      Fax: (206) 448-4442

      All such notices, requests, consents, and other communications shall be deemed to have been delivered (a) in the case of personal delivery or facsimile, on the date of such delivery; (b) in the case of nationally recognized overnight courier service, on the second (2nd) business day following the date of dispatch; and (c) in the case of mailing, on the fifth (5th) business day following such mailing.

                                   ARTICLE XIV
                                  INTERMEDIARY

      The parties to this Agreement represent and warrant to each other that no broker or other reinsurance intermediary was involved in the procurement or preparation of this Agreement.

                                   ARTICLE XV
                                  MISCELLANEOUS

A. This Agreement shall not be deemed to provide any right or remedy to any third party whatsoever unless said right or remedy is specifically granted to such third party by the terms hereof. This Agreement may be assigned only by mutual consent of the parties.

B. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision(s) of this Agreement and any statute, law, ordinance or regulation, the latter shall prevail; provided, however, that in that event the provision(s) of this Agreement so affected shall be curtailed and limited only to the extent necessary to permit compliance with the minimum legal requirement, and no other provisions of this Agreement shall be affected thereby, and all other provisions of this Agreement shall continue in full force and effect.

C. This Agreement, together with the Trust Agreement, contains the full and complete understanding and agreement between the parties hereto with respect to the subject matter hereof, and the parties acknowledge that neither is entering into this Agreement in reliance upon any term, condition, representation, or warranty not stated herein and that this Agreement replaces any and all prior agreements whether oral or written pertaining to the subject matter hereof.

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D.    Whenever the text hereof requires the use of a singular or plural term, it shall include the appropriate plural term as the text of the instrument requires. Wherever the word "including" is set forth herein, the word shall mean including without any limitation whatsoever, unless expressly stated to the contrary.

E. No waiver of any provision of or right under this Agreement shall be effective against a party unless it is in writing and signed by a duly authorized officer of such party. The failure or delay by a party to enforce any provision of this Agreement shall not constitute a waiver by the party of any provision or any right hereunder. Any past waiver of a provision or right by a party shall not constitute a course of conduct or a waiver in the future of that same provision or right.

F. The description in the headings of this Agreement are solely for convenience, and form no part of the terms and conditions of coverage.

G. Except as set forth in Paragraph B of this Article XV, no provision of this Agreement shall be modified or amended without the prior written consent of the Reinsured and the Reinsurer.

H. Except as may be otherwise agreed to by the parties hereto, any payments to be made pursuant to this Agreement shall be made in cash or immediately available funds denominated in United States Dollars.

I. This Agreement shall be governed by the laws of the State of Illinois and the parties hereto irrevocably submit to the exclusive jurisdiction of the courts in the State of Illinois and to the extent permitted by law the parties expressly waive all rights to challenge or otherwise limit such jurisdiction.

                                    * * * * *

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives this 30th day of September, 2003.

                                     KEMPER EMPLOYERS INSURANCE COMPANY

                                     By: /s/ John K. Conway
                                         ----------------------
                                         Name:  John K. Conway
                                         Title: Secretary

                                     LUMBERMENS MUTUAL CASUALTY COMPANY

                                     By: /s/ William A. Hickey
                                         ----------------------
                                         Name:  William A. Hickey
                                         Title: Chief Financial Officer
                                                and Executive Vice President

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